Exhibit 10.5
AVALON PHARMACEUTICALS, INC.
$3,000,000
NOTE PURCHASE AGREEMENT
October 27, 2008
Funds Provided by
CLINICAL DATA, INC.
THE NOTE IDENTIFIED HEREIN HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY APPLICABLE STATE SECURITIES LAWS, AND MAY NOT BE SOLD OR TRANSFERRED UNLESS SUCH SALE OR TRANSFER IS IN ACCORDANCE WITH THE REGISTRATION REQUIREMENTS OF SUCH ACT AND APPLICABLE LAWS OR SOME OTHER EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF SUCH ACT AND APPLICABLE LAWS IS AVAILABLE WITH RESPECT THERETO.

NOTE PURCHASE AGREEMENT
     This Note Purchase Agreement (this “Agreement”) is entered as of this 27th day of October, 2008 by and between Avalon Pharmaceuticals, Inc., a Delaware corporation (the “Seller”), and Clinical Data, Inc. (the “Buyer”).
Recitals
On the terms and subject to the conditions set forth herein, the Buyer is willing to buy the Note (as defined in Section 2.1 hereof), and the Seller is willing to sell the Note to the Buyer.
Agreement
     Now, Therefore, in consideration of the foregoing recitals and the mutual covenants contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Buyer and Seller hereby agree as set forth below.
     1. DEFINITIONS
          1.1 Definitions. In addition to the terms defined elsewhere herein, when used herein, capitalized terms shall have the following meaning:
     “Act of Bankruptcy” when used in reference to any Person, shall mean the occurrence of any of the following with respect to such Person: (a) such Person shall have made an assignment of all or substantially all of its assets for the benefit of his or its creditors; (b) such Person shall have admitted in writing his or its inability to pay his or its debts generally as they become due; (c) such Person shall have filed a voluntary petition in bankruptcy; (d) such Person shall have been adjudicated a bankrupt or insolvent; (e) such Person shall have filed any petition or answer seeking for himself or itself any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any present or future Applicable Law pertinent to such circumstances; (f) such Person shall have filed or shall file any answer admitting or not contesting the material allegations of a bankruptcy, insolvency or similar petition filed against such Person; (g) such Person shall have sought or consented to, or acquiesced in, the appointment of any trustee, receiver, or liquidator of such Person of all or substantially all of the properties of such Person; (h) forty-five (45) days shall have elapsed after the commencement of an action against such Person seeking reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any present or future Applicable Law without such action having been dismissed or without all orders or proceedings thereunder affecting the operations or the business of such Person having been stayed, or if a stay of any such order or proceedings shall thereafter be set aside and the action setting it aside shall not be timely appealed; or (i) forty-five (45) days shall have expired after the appointment, without the consent or acquiescence of such Person of any trustee, receiver or liquidator of such Person or of all or substantially all of the assets and properties of such Person without such appointment having been vacated.

1.

     “Act of Dissolution” when used in reference to any Person (other than an individual) shall mean the occurrence of any action initiating, or any event that results in, the dissolution, liquidation, winding-up or termination of such Person.
     “Affiliate” when used in reference to any Person, shall mean any Person that, directly or indirectly through one or more intermediaries, controls, is controlled by or is under common control with the Person in question. For purposes of this definition, “control” (including, with correlative meaning, the terms “controlled by” and “under common control with”), as used with respect to a Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of management policies of such Person, whether through ownership of voting securities, by contract or otherwise. With respect to Seller, the term Affiliate shall not include the Buyer or Buyer’s Affiliates.
     “Applicable Law(s)” when used in the singular, shall mean any applicable federal, state, local or foreign law, ordinance, order, regulation, rule or requirement of any governmental or quasi-governmental agency, instrumentality, board, commission, bureau or other authority having jurisdiction, and, when used in the plural, shall mean all such applicable federal, state, local and foreign laws, ordinances, orders, regulations, rules and requirements.
     “Applicable UCC” shall mean the Uniform Commercial Code, as enacted in the State of New York, as amended through the date hereof.
     “Buyer” shall have the meaning given to it in the preamble of this Agreement.
     “Closing Date” means the date of this Agreement.
     “Collateral” has the meaning ascribed to it in the Intellectual Property Security Agreement.
     “Company Constituent Documents” shall mean the certificate of incorporation, bylaws and all other constituent documents of Seller and all amendments and supplements to any of the foregoing.
     “Disclosure Schedule” shall have the meaning given to it in Article 3.
     “Event of Default” shall mean any of the events specified in Article 7.
     “Filed Company SEC Documents” has the meaning ascribed to it in the Merger Agreement.
     “Financials” shall mean audited financial statements summarizing the financial condition and results of operation of Seller for the Fiscal Year 2007 provided to the Buyer by Seller.
     “Fiscal Year” shall mean in any calendar year, the annual period ending on the December 31 of such calendar year.

2.

     “GAAP” shall mean United States generally accepted accounting principles, consistently applied, for the period or periods in question.
     “Governmental Authority(ies)” when used in the singular, shall mean any federal, state, local or foreign governmental or quasi-governmental instrumentality, agency, board, commission or department or any regulatory agency, bureau, commission or authority and, when used in the plural, shall mean all such entities.
     “Indebtedness” of a Person at a particular date shall mean all, without duplication, other than current liabilities incurred in the ordinary course of business: (a) all indebtedness of such Person for borrowed money, (b) the deferred purchase price of assets or services which in accordance with GAAP would be shown on the liability side of the balance sheet of such Person, liabilities for accumulated post-retirement benefit obligations and liabilities for deferred compensation, (c) the face amount of all letters of credit issued for the account of such Person and, without duplication, all drafts drawn and unpaid thereunder, (d) all Indebtedness of a second Person secured by any lien or security interest on any property owned by such first Person, whether or not such Indebtedness has been assumed by such first Person, (e) all capitalized lease obligations of such person, (f) all obligations of such Person under interest rate agreements (i.e., swaps, caps, collars, futures, options), and (g) all guaranties or other contingent obligations of such Person and (i) the Obligations.
     “Indemnified Parties” shall mean the Buyer and its officers, directors, partners, employees, agents and controlling persons.
     “Intellectual Property” shall mean, collectively, all of Seller’s now owned and hereafter acquired intellectual property, including, without limitation the following: (a) all patents (including all rights corresponding thereto throughout the world, and all improvements thereon); (b) all trademarks (including service marks, trade names and trade secrets, and all goodwill associated therewith); (c) all copyrights (including all renewals, extensions and continuations thereof); (d) all applications for patents, trademarks or copyrights and all applications otherwise relating in any way to the subject matter of such patents, copyrights and trademarks; (e) all patents, copyrights, trademarks or applications therefor arising after the date of this Agreement; (f) all reissues, continuations, continuations-in-part and divisions of the property described in the preceding clauses (a), (b), (c), (d) and (e), including, without limitation, any claims by Seller against third parties for infringement thereof; and (g) all rights to sue for past, present and future infringements or violations of any such patents, trademarks and copyrights.
     “Intellectual Property Security Agreement” shall mean an Intellectual Property Security Agreement in the form attached hereto as Exhibit 2.2.1.
     “Interim Financials” shall mean the preliminary, unaudited financial statements summarizing the financial results of operation of Seller for each of the two quarterly periods ended March 31, 2008 and June 30, 2008, respectively.
     “Investment” shall mean the purchase of the Note by the Buyer from Seller on the Closing Date.

3.

     “Investment Documents” shall mean, collectively, this Agreement, the Note, the Intellectual Property Security Agreement and all other instruments and documents executed and delivered in connection with the Investment.
     “Knowledge of the Seller” or “Seller’s knowledge” or words of similar effect, when used in reference to the Seller means the following: an individual will be deemed to have “Knowledge” of a particular fact or other matter if (a) such individual is actually aware of such fact or other matter; or (b) a prudent individual should have discovered or otherwise become aware of such fact or matter in the course of performing his or her duties as a director, member, manager, employee or officer of a Person. A Person (other than an individual) will be deemed to have “Knowledge” of a particular fact or other matter if the Seller’s Chief Executive Officer, Chief Financial Officer or other “executive officers” (as such term is defined under Rule 3b-7 of the Exchange Act. has, or at any time had, Knowledge of such fact or other matter.
     “License Agreement” shall mean that certain AvalonRx® License Agreement between the Buyer and Seller, dated on or about the date hereof, as amended.
     “Lien” shall mean, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, encumbrance, charge or security interest in or on such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.
     “Material Adverse Change” shall have the meaning given to the term “Company Material Adverse Effect” in the Merger Agreement and shall also include (i) any material impairment in the perfection or priority of Buyer’s Lien in the Collateral or in the value of such Collateral or (ii) a material impairment of the prospect of repayment of any portion of the Obligations.
     “Merger Agreement” shall mean that certain Agreement and Plan of Merger and Reorganization among the Buyer, the Seller and API Acquisition Sub II, LLC, dated on or about the date hereof, as amended.
     “1940 Act” shall mean the Investment Company Act of 1940, as amended.
     “Note” shall have the meaning given to it in Section 2.1.
     “Obligations” shall mean, collectively, all of Seller’s indebtedness, liabilities and obligations arising under this Agreement, the Note, the License Agreement, each of the other Investment Documents and any other agreements entered into by Seller and Buyer, and any renewals, modifications and extensions thereof, including, but not limited to, the principal, interest, late charges and other sums due and owing under this Agreement, the Note, the License Agreement, the other Investment Documents and any other agreements entered into by Seller and Buyer, including without limitation, such other or additional financing that the Buyer may extend to Seller at any time in the Buyer’s sole discretion.

4.

     “Person” shall mean any individual, corporation, partnership, joint venture, limited liability company, unincorporated association, trust or other legal entity.
     “Reimbursing Party” shall mean Seller and its successors and assigns.
     “Securities Act” shall mean the Securities Act of 1933, as amended.
     “Seller” shall have the meaning given to it in the preamble of this Agreement.
     “Subsidiary” shall mean any Person of which Seller or any specified Person now or hereafter shall at any time own directly or indirectly through a Subsidiary at least a majority of the outstanding capital stock (or other shares or units of beneficial interest) entitled to vote generally.
     “Taxes” means any present or future income, excise, stamp or franchise taxes and other taxes, assessments, imposts, duties, deductions, fees, withholdings or similar charges, and all liabilities with respect thereto of any nature whatsoever imposed by any taxing authority, including, without limitation, penalties and interest associated therewith.
     “Transfer” shall mean the sale, assignment, lease, transfer, mortgaging, encumbering or other disposition, whether voluntary or involuntary, and whether or not consideration is received therefor.
     “UCC Financing Statement” shall mean the UCC-1 Financing Statements in form and substance acceptable to the Buyer to be filed in each jurisdiction in which Buyer deems, as attached hereto as Exhibit 2.2.3.
     Terms used herein which are defined in the Applicable UCC and not otherwise defined herein shall have the respective meanings ascribed to such terms in the Applicable UCC. To the extent the definition of any category or type of collateral is modified by any amendment, modification or revision to the Applicable UCC, such modified definition will apply automatically as of the date of such amendment, modification or revision.
     2. TERMS OF NOTE PURCHASE; APPLICATION OF PAYMENTS
          2.1 Investment. At Closing, Seller shall issue to the Buyer a term note in the principal amount of Three Million Dollars ($3,000,000) in the form attached hereto as Exhibit 2.1 (the “Note”). Amounts due under the Note shall be repaid according to the terms of the Note and this Agreement. Payments received by the Buyer in respect of the Obligations shall be allocated in the manner set forth in Section 2.5.
          2.2 Collateral. Repayment of the Note and other Obligations shall be secured by liens on, and security interests in, all of the Collateral. To evidence and create the above-described liens and security interests, Seller shall execute and deliver, or cause to be executed and delivered, to the Buyer at Closing the following documents and such additional documents as the Buyer or its counsel may reasonably deem to be necessary or appropriate:

5.

                    2.2.1 Intellectual Property Security Agreement. The Intellectual Property Security Agreement.
                    2.2.2 UCC. The UCC Financing Statement.
          2.3 Attorney-in-Fact. Seller hereby appoints the Buyer as its attorney-in-fact, in the name of Seller and on its behalf, for the sole purpose of signing financing statements, continuation statements or other recordable documents reasonably necessary to provide notice of the security interest granted herein in the applicable public records. This power is coupled with an interest and is irrevocable so long as any Obligations remain outstanding. This appointment may be discharged by any officer or attorney of such attorney-in-fact.
          2.4 Conditions Precedent to the Buyer’s Obligations. The obligation of the Buyer to make the Investment is subject to the satisfaction of the following conditions precedent at or prior to the Closing Date (unless waived in writing by the Buyer prior to Closing):
                    2.4.1 Closing Bring Down. Each of the representations and warranties contained in this Agreement must be true and accurate in all material respects as of the Closing Date, and Seller must have performed all of its obligations hereunder, including execution and delivery of all of the documents, instruments, opinions and certificates required by this Agreement in such forms as are satisfactory to the Buyer and its counsel.
                    2.4.2 Deliveries. The Buyer shall have received each of the following items:
                              2.4.2.1 This Agreement, duly executed by Seller;
                              2.4.2.2 The Note, duly executed by Seller;
                              2.4.2.3 The Intellectual Property Security Agreement, duly executed by Seller;
                              2.4.2.4 The License Agreement, duly executed by all the respective parties thereto;
                              2.4.2.5 The Merger Agreement and related documents and agreements, all duly executed by the respective parties thereto;
                              2.4.2.6 An opinion of counsel for Seller in form and substance reasonably satisfactory to counsel for Buyer;
                              2.4.2.7 Good standing certificates for Seller in its jurisdiction of incorporation and in each jurisdiction in which it qualifies to do business as a foreign corporation; and
                              2.4.2.8 A certificate signed by the Secretary of Seller certifying the organizational documents of Seller, the resolutions adopted by Seller’s board of directors

6.

authorizing the transactions contemplated hereby and the incumbency of certain officers authorized to sign the Investment Documents; and
                              2.4.2.9 Such other documents and certificates that Buyer may reasonably require for purposes of effecting the transactions contemplated by the Investment Documents.
          2.5 Application of Payments. When no Event of Default has occurred and is continuing, payments received by the Buyer in respect of the Obligations shall be applied first to costs and fees then due and owing, then to scheduled payments of interest then due and owing, then to the outstanding principal balance of the Obligations, and last to any remaining Obligations. Any payments received by the Buyer in respect of the Obligations following the occurrence and during the continuance of an Event of Default shall be applied to the Obligations in the manner and in such order as the Buyer shall elect in its sole discretion.
     3. REPRESENTATIONS AND WARRANTIES
     Seller represents, warrants and covenants to the Buyer that, except as disclosed in a schedule (the “Disclosure Schedule”) of the Disclosure Schedule or in the Filed Company SEC Documents, the following matters in this Article 3 are true, accurate and complete. The Disclosure Schedule is arranged in sections corresponding to the numbered sections contained in this Article 3, and a disclosure in any such section of the Disclosure Schedule shall qualify the corresponding section in this Article 3, provided, however, that any matter disclosed in one section shall also be deemed to constitute an exception to other sections of Article 3 so long as a cross-reference to such other sections is included.
          3.1 Organization; Good-Standing; Locations. Seller is a corporation duly formed, validly existing and in good standing in the jurisdiction of its incorporation. All of the Company Constituent Documents are in full force and effect as of the date hereof.
          3.2 Qualification. Seller is duly qualified to conduct business as it is currently being conducted and is in good standing in all jurisdictions in which the nature of its business or location of its owned and leased property and assets requires such qualification, except such jurisdictions, if any, where the failure to be so qualified would not result in a Material Adverse Change.
          3.3 Power and Authority. Seller has full power and authority to enter into this Agreement and each of the other Investment Documents, to incur the Obligations as contemplated hereby and to carry out the provisions of this Agreement and each of the other Investment Documents. Seller has taken all action necessary for the execution and delivery of this Agreement and each of the other Investment Documents and for the performance by Seller of each of its obligations hereunder and thereunder.
          3.4 Enforceability. Upon execution and delivery by each of the parties thereto, this Agreement and each of the other Investment Documents shall be the legal, valid and binding obligations of Seller and shall be enforceable against Seller in accordance with their respective terms.

7.

          3.5 Orders; Decrees; Judgments. There are no outstanding orders, judgments, writs, injunctions or decrees of any court, Governmental Authority or arbitration or mediation panel or tribunal against or affecting Seller or any of the Collateral.
          3.6 Non-Contravention. Seller is not in breach of, default under, or in violation of: (a) any Applicable Law, decree or order that may materially and adversely affect any of them; or (b) any deed, lease, loan agreement, commitment, bond, note, deed of trust, restrictive covenant, license, indenture, contract or other agreement, instrument or obligation to which Seller is a party or by which Seller is bound or to which any of Seller’s assets (including, but not limited to, the Collateral) are subject. Neither the execution and delivery of this Agreement and the Investment Documents nor the performance by Seller of its obligations hereunder and thereunder will cause any such breach, default or violation or will require the consent or approval of any court or Governmental Authority.
          3.7 Title. Seller has good, complete, indefeasible and marketable title to, and ownership of, all of the Collateral free and clear of all liens, defects, claims, security interests and encumbrances.
          3.8 Taxes.
                    3.8.1 Generally. Seller has paid all Taxes due and owing by Seller or relating to the business or assets for Seller or, in the case of current Taxes not yet due or payable, Seller has reserved for such Taxes in Seller’s financial statements.
                    3.8.2 No Open Returns. Except as set forth on Schedule 3.8.2, no federal, state, local, foreign or other Tax returns of Seller, for tax years that remain open under any applicable statute of limitations have been examined by the Internal Revenue Service or other Tax authorities and no deficiencies have been asserted or assessments made as a result of examinations (including all penalties and interest); there are no waivers, agreements or other arrangements providing for any extension of time with respect to the assessment or collection of any unpaid Tax, interest or penalties relating to Seller; no issues have been raised by (or are currently pending before) the Internal Revenue Service or any other taxing authority in connection with any of the Tax returns which could reasonably be expected to have a material adverse effect on the financial condition of the Seller, if decided adversely to Seller, nor are there any such issues with respect to Seller which have not been so raised but if so raised by the Internal Revenue Service or any other taxing authority in connection with any of the Tax returns could, in the aggregate, reasonably be expected to have such a material adverse effect.
          3.9 Financial Condition.
                    3.9.1 Financials. The Financials fairly present the business’ operating income and financial condition at such dates and for the periods then ended; and
                    3.9.2 Interim Financials. The Interim Financials fairly present Seller’s operating income and financial condition (as applicable) at such date and for the period then ended, subject to normal year-end adjustments and the absence of footnotes.

8.

          3.10 Solvency. As of the date hereof, giving effect to the transactions contemplated by this Agreement, the present fair saleable value of Seller’s assets is greater than the amount required to pay Seller’s total Indebtedness (contingent or otherwise), and is greater than the amount that will be required to pay such Indebtedness as it matures and as it becomes absolute and matured. The transactions contemplated hereby were effectuated without actual intent to hinder, delay or defraud present or future creditors of Seller; it is Seller’s express intention that it will maintain a solvent financial condition, giving effect to the Obligations incurred hereunder, as long as any of the Obligations remain outstanding or Seller is obligated to the Buyer in any other manner whatsoever. Seller has sufficient capital to carry on its business and transactions as now conducted and as planned to be conducted in the future.
          3.11 No Untrue Statements or Material Omissions. To the Knowledge of Seller, no statement in writing furnished by Seller to Buyer in connection with the Investment or the transactions contemplated herein contains any untrue statement of material fact or omits to state a material fact necessary to make the statement not misleading provided that Buyer acknowledges that forecasts and projections are not statements of fact and actual results may vary.
          3.12 [Reserved]
          3.13 No Material Change. Since September 30, 2008, Seller has not, nor, to the Knowledge of Seller, has Seller: (a) suffered any Material Adverse Change; (b) entered into any material transactions or incurred any debt, obligation or liability (whether liquidated or unliquidated, mature or not yet mature, absolute or contingent, secured or unsecured) other than the Obligations and obligations and liabilities arising in the ordinary course of Seller’s business; (c) sustained any material loss or damage to its property or assets, including without limitation, the Collateral, whether or not insured; (d) suffered any material interference with its business or operations, present or proposed; and (e) made any Transfer, abandonment or other disposition of all or any portion of the Collateral.
          3.14 Legal Compliance.
                    3.14.1 Generally. Seller is not in violation of any Applicable Law that applies to it or to its business, the violation of which would cause a Material Adverse Change.
                    3.14.2 Securities Law Compliance. Seller has not, nor, to Seller’s knowledge, has any director, officer, manager, member or 5% equityholder of Seller, directly, or through any agent, sold, offered for sale or solicited offers to buy any security (as defined in the Securities Act) which is or will be integrated with the sale of the Note to the Buyer pursuant to this Agreement in a manner that would require the registration under the Securities Act or any other securities laws or engaged in any form of general solicitation or general advertising (as those terms are used in Regulation D under the Securities Act) or in any manner involving a public offering within the meaning of Section 4(2) of the Securities Act or any applicable state securities laws; nor is it necessary in connection with the offer, sale and delivery of the Note to register such instrument under the Securities Act or any other securities laws or, with respect to the Note, to qualify any indenture under the Trust Indenture Act of 1939, as amended.

9.

          3.15 Intellectual Property. Neither Seller nor any of its officers, managers or members has received any notice of conflict with, or infringement of, the asserted rights of others with respect to any of its Intellectual Property, or notice of any action, suit or proceeding pending or, to Seller’s knowledge, threatened which challenges the validity, enforceability, or ownership of its Intellectual Property, and neither Seller nor any of its officers, managers or members knows of any reasonable basis therefor. The Buyer may, in its sole discretion, pay any amount or do any act which Seller fails to do or pay as required hereunder, under the Intellectual Property Security Agreement or as requested by the Buyer to preserve, defend, protect, maintain, record or enforce the Obligations, the Collateral, or the security interests granted under the Intellectual Property Security Agreement, including without limitation, filing fees, court costs, travel expenses and attorneys’ fees.
          3.16 Investment Company Act Representations. Seller is not, nor does it intend to become, an “investment company,” as such term is defined in the 1940 Act, and neither Seller, nor any of its officers, directors, members, managers or controlling persons is an “affiliated person” of the Buyer, as such term is defined in Section 2(a)(3) of the 1940 Act.
     4. AFFIRMATIVE COVENANTS
     Until the Note is repaid in full and each of the other Obligations has been satisfied in full and discharged and until all of the Buyer’s obligations to lend hereunder shall have terminated, Seller covenants and agrees with the Buyer to perform all of the following covenants:
          4.1 Quarterly Financials; Monthly Cash Flow Projections. Seller shall forward, or cause to be forwarded to the Buyer by electronic mail, followed promptly by a version in writing, (a) Seller’s cash flow projections for the upcoming sixty (60) day period, as soon as available, and in any event within ten (10) days following the end of each calendar month, and (b) Seller’s quarterly consolidated financial statements prepared in accordance with GAAP (including a quarterly balance sheet, profit and loss statement and cash flow statement for such quarter) as soon as available, and in any event within forty-five (45) days from the end of each fiscal quarter. The foregoing reports shall subject to normal year-end adjustments and the absence of footnotes.
          4.2 Certification of Non-Default. Within thirty (30) days after the end of each fiscal quarter, Seller shall provide to the Buyer by electronic mail, followed promptly by a version in writing, an officer’s certificate signed by the Chief Executive Officer or Chief Financial Officer of Seller certifying that no Event of Default has occurred under the Investment Documents, or if any such Event of Default exists, stating the nature of such Event of Default.
          4.3 Annual Audit. Seller shall prepare and forward, or cause to be forwarded, to the Buyer Seller’s audited consolidated year-end balance sheet, profit and loss statement and cash flow statement, without material qualification thereof, within one hundred twenty (120) days of the end of such Fiscal Year, which shall be audited at Seller’s sole expense.
          4.4 Notice of Filings. Within ten (10) days of filing, Seller shall provide the Buyer with copies of all material documents filed by Seller with any Governmental Authority involving any of the Collateral.

10.

          4.5 Notice of Litigation etc. Seller shall immediately notify the Buyer of any suits, actions, claims, investigations by Governmental Authorities or legal, administrative, arbitration or mediation proceedings filed against Seller which involves all or any portion of the Collateral by delivering to the Buyer a copy of the complaint or other such pleadings or filings served on or by Seller.
          4.6 Notice of Defaults. Seller shall give the Buyer written notice of any Event of Default, event or occurrence which with notice or the passage of time would constitute an Event of Default within five (5) days of Seller becoming aware of such default, Event of Default.
          4.7 Insurance. Seller shall maintain, in full force and effect and in such reasonable amounts and forms for a company of like size in the same industry as that engaged in by Seller, general liability insurance and all-risk hazard insurance on the Collateral and Seller’s other assets.
          4.8 Use of Proceeds. Seller shall use the net proceeds of the Investment for working capital purposes only and Seller hereby authorizes the Buyer and its designated representatives during normal business hours and upon reasonable notice, to conduct a review of Seller’s books and records sufficient to reasonably satisfy the Buyer that the proceeds of the Investment were used as set forth in this Section 4.7.
          4.9 Payments and Obligations to the Buyer. Seller shall make all payments of principal, interest and other charges as and when due under the Note, shall timely make all payments of any other Obligations, shall perform or comply with, as the case may be, all of the other Obligations, and shall perform and comply in all respects with all applicable terms, conditions and covenants of this Agreement and the other Investment Documents.
          4.10 Taxes. Seller will pay and discharge, and will cause each of its Subsidiaries to pay and discharge, all material taxes, assessments and governmental charges or levies imposed upon them or upon their income or profits, or upon any properties belonging to them, prior to the date on which material penalties attach thereto, and all lawful claims which, if unpaid, might become a lien or charge upon any properties of Seller or any of its Subsidiaries or cause a failure or forfeiture of title thereto; provided, however, that neither Seller nor any of its Subsidiaries shall be required to pay any such tax, assessment, charge, levy or claim that is being contested in good faith and by proper proceedings timely instituted and diligently conducted if they have maintained adequate reserves with respect thereto in accordance with GAAP.
          4.11 Access to Books and Records. Seller shall permit any authorized representative(s) of the Buyer and its attorney(s) and accountant(s) to inspect, examine and make copies and abstracts of the books of account and records of Seller relating the financial condition of the Seller or relating to the Collateral at reasonable times during normal business hours and upon reasonably prior notice to the Seller (unless an Event of Default shall have occurred and be continuing, in which case no prior notice shall be required).
          4.12 Maintain Existence; Compliance with Laws. Seller shall take or cause to be taken all steps and perform or cause to be performed all actions necessary or appropriate to

11.

preserve and keep in full force and effect its existence as a corporation, and its right to conduct its business in a prudent and lawful manner in all jurisdictions in which it currently conduct business. Seller shall maintain compliance with all Applicable Laws that applies to it or to its business, the violation of which could cause a Material Adverse Change.
          4.13 Protect the Collateral. Seller shall take or cause to be taken all steps and perform or cause to be performed all actions necessary or appropriate to administer, supervise, preserve and protect the Collateral and to maintain the Buyer’s perfected security interest in the Collateral.
          4.14 Intellectual Property. If Seller files with the United States Patent and Trademark Office any applications or other documents relating to Seller’s Intellectual Property, then Seller shall contemporaneously therewith notify the Buyer in writing of any such action, and Seller shall execute and file such collateral assignments and related documents in favor of the Buyer, and otherwise cooperate with the Buyer, to provide the Buyer a valid and perfected priority security interest in and to all of Seller’s Intellectual Property.
     5. NEGATIVE COVENANTS
     Until the Note is repaid in full and each of the other Obligations has been satisfied in full and discharged and until all of the Buyer’s obligations to lend hereunder shall have terminated, Seller covenants and agrees with the Buyer not to do any of the following, without the prior written consent of the Buyer:
          5.1 Merger. Seller shall not merge, consolidate or other combine with one or more other Persons (other than Buyer or an Affiliate of Buyer).
          5.2 No Adverse Actions. Seller shall not, by amendment to or rescission of the Company Constituent Documents or through any reorganization, reclassification, consolidation, merger, sale of assets, Act of Dissolution, issuance or Transfer of securities or any other action, avoid or seek to avoid the observance or performance of any of the terms, covenants and conditions of this Agreement or any of the other Investment Documents, but shall at all times carry out in good faith all such terms and take all such actions as may be necessary or appropriate to protect the rights of the Buyer hereunder and under each of the Investment Documents.
          5.3 Dissipation of Collateral. Seller shall not in any manner convey or dispose of any equitable, beneficial or legal interest in any of the Collateral.
          5.4 No Encumbrances. Seller shall not permit to exist against any of the Collateral any lien, mortgage, pledge, security interest, title retention device, or other encumbrance other than the liens and security interests of the Buyer created under the Intellectual Property Security Agreement.
          5.5 Change of Business, Organization or Fiscal Year. Seller shall not change the nature of its business operations or expend or invest any funds in any manner not reasonably related to Seller’s business. Seller will not, without at least fifteen (15) days prior

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written notice to the Buyer, relocate its chief executive office, change its state of formation (including reincorporation), change its organizational number or name.
          5.6 Judgments. Seller shall not permit any judgment, or any series of judgments obtained against Seller in an amount in excess of Fifty Thousand Dollars ($50,000) to remain unpaid for over twenty (20) days without obtaining a stay of execution or appropriate surety bond.
          5.7 Compliance. Seller shall not become an “investment company” or a company controlled by an “investment company,” under the Investment Company Act of 1940 or undertake as one of its important activities extending credit to purchase or carry margin stock, or use the proceeds of any extension of credit hereunder for that purpose.
     6. EXPENSES AND INDEMNIFICATION
          6.1 Expenses and Attorneys Fees. Each of Seller and Buyer shall pay their own fees, charges, costs and expenses in connection with the examination, review, due diligence investigation, documentation, negotiation and closing of the transactions contemplated herein and in connection with the continued administration of the Investment Documents including any amendments, modifications, consents and waivers. Seller agrees to promptly pay all fees, charges, costs and expenses (including reasonable fees, charges, costs and expenses of attorneys, auditors (whether internal or external), appraisers, consultants and advisors incurred by the Buyer in connection with any Event of Default, work-out or action) to enforce any Investment Document or to collect any payments due from Seller. All fees, charges, costs and expenses for which Seller is responsible under this Section 6.1 shall be deemed part of the Obligations when incurred, payable upon demand and secured by the Collateral.
          6.2 Indemnification. In addition to the indemnification provisions contained elsewhere herein and in the other Investment Documents, Seller agrees to indemnify, defend and hold harmless each of the Indemnified Parties from and against any and all losses, claims, damages, liabilities, demands, liens, penalties and related expenses, including reasonable attorneys’ fees and expenses, incurred by or asserted against any of the Indemnified Parties arising out of, in any way in connection with, or as a result of: (a) this Agreement and the other Investment Documents, (b) the performance by the Buyer of its obligations hereunder and thereunder and consummation of the transactions contemplated hereby and thereby; (c) the occurrence of any Event of Default hereunder or any event that would constitute an Event of Default but for the giving of notice and/or passage of time; (d) any federal, state or local transfer or recording taxes or filing fees which may become payable in connection with this transaction; or (e) any claim, litigation, investigation or proceeding relating to any of the foregoing, whether or not any of the Indemnified Parties is a party thereto; provided, however, any such indemnity shall not apply to any such losses, claims, damages, liabilities or related expenses arising from the gross negligence or willful or reckless misconduct of the Buyer or any other Indemnified Party. In addition, Seller agrees to make such provisions as are reasonably requested by any of the Indemnified Parties for contribution to any such party in the event that Seller’s indemnification obligations hereunder are unavailable for any reason.

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          6.3 Survival; Timing of Payments. Notwithstanding any other provision hereof, the provisions of this Article 6 and any other indemnification provisions contained in this Agreement and the other Investment Documents shall survive and remain operative and in full force and effect regardless of the termination of this Agreement or expiration of the term of this Agreement, the consummation of the transactions contemplated hereby, the repayment of the Note and satisfaction and discharge of the other Obligations (other than contingent indemnification or reimbursement Obligations other than those related to claims, causes of action, or liabilities that have been asserted or threatened), the invalidity or unenforceability of any term or provision of this Agreement, the Note or any other Investment Document, or any investigation made by or on behalf of the Buyer. Except as provided to the contrary, all amounts due under this Article 6 shall be payable on written demand therefor.
     7. DEFAULT PROVISIONS
     The occurrence of any of the Events of Default specified below in this Article 7 shall constitute an immediate breach of, and default under this Agreement, entitling the Buyer to exercise all of the rights and remedies specified in this Agreement, in the Intellectual Property Security Agreement, in any other Investment Document, and under all Applicable Laws, without the obligation to furnish any further notice or opportunity to cure, all of which are hereby expressly waived by Seller (other than notices and cure periods specified in the applicable Sections of this Article 7):
          7.1 Monetary Defaults. Any payment of principal, interest or other monetary obligation under any Investment Document is not received by the Buyer within three (3) days of when due;
          7.2 Other Breaches. Seller shall fail to comply with (i) any affirmative or negative covenants, agreements or undertakings in Sections 4.1 through 4.3 (inclusive) or Article 5; or (ii) any other covenants, agreements and undertakings in this Agreement, the Note or any of the Investment Documents not otherwise covered in this Article 7 in any material respect and with respect to this clause (ii), such failure shall continue for a period of thirty (30) calendar days.
          7.3 Misrepresentation. Any representation or warranty made by Seller in any of the Investment Documents or in any other writing supplied to the Buyer by Seller or on Seller’s behalf shall be untrue in any material respect when made;
          7.4 Act of Bankruptcy or Dissolution. Any Act of Bankruptcy or Act of Dissolution shall have occurred with respect to Seller.
          7.5 Material Adverse Change. In Buyer’s reasonable discretion, a Material Adverse Change shall have occurred.
          7.6 License Agreement. Any default or breach with respect to the Seller’s obligations, representations or warranties under the License Agreement shall have occurred after giving effect to any applicable grace or cure period or the License Agreement shall be terminated for any reason whatsoever.

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          7.7 Merger Agreement. Any default, breach or termination with respect to the Seller’s obligations, representations or warranties under the Merger Agreement shall have occurred after giving effect to any applicable grace or cure period or the Merger Agreement shall be terminated for any reason whatsoever (other than, in all cases in this Section 7.7, a termination pursuant to Section 8.1(d) of the Merger Agreement).
          7.8 Judgments. One or more judgments for the payment of money in an aggregate amount in excess of $100,000 is rendered against Seller or any Subsidiary or Affiliate of Seller, and the same shall remain undischarged for a period of thirty (30) consecutive days during which execution is not effectively stayed, or any action is legally taken by a judgment creditor to levy upon an Collateral to enforce any such judgment.
          7.9 Perfection of Security Interest. Any security interest purported to be created by any Intellectual Property Security Agreement shall cease to be, or shall be asserted by Seller not to be, a valid, perfected, first priority security interest in the Collateral.
     8. CERTAIN REMEDIES
     Upon the occurrence of an Event of Default, the Buyer shall be entitled to exercise any or all of the rights and remedies set forth below, in addition to such other rights and remedies as may be provided for in the other Investment Documents or as may be available at law or in equity.
          8.1 Acceleration. Following the occurrence and during the continuation of an Event of Default, the Buyer’s obligation to make further advances hereunder or under the Note shall immediately terminate, and the Buyer may, at its option, accelerate the maturity of the Note and all other Obligations and demand immediate payment in full of all amounts payable under the Note and all of the Obligations, without presentment, demand, protest, or further notice by the Buyer to Seller, all of which are hereby expressly waived by Seller. Notwithstanding the foregoing, in the case of an Event of Default resulting from an Act of Bankruptcy of Seller, the maturity of the Note and all other Obligations shall automatically accelerate without any further action on the part of the Buyer.
          8.2 Post Default Interest. If any Event of Default shall have occurred and be continuing, whether or not the Buyer shall have elected to exercise any of its other rights and remedies under the Investment Documents, the Buyer shall be paid interest on the Note of an additional four percent (4%) per annum in addition to the then-applicable interest rate (the “Default Rate”), payable upon demand to the Buyer. The Default Rate shall be applicable from the date the applicable Event of Default occurs until it is waived in writing by the Buyer, as determined by the Buyer, or, if not first waived in writing by the Buyer, until all amounts owing have been unconditionally and irrevocably paid in full.
          8.3 Sale of Collateral, Etc. Following the occurrence of an Event of Default (after giving effect to any applicable notice and/or cure periods), the Buyer may sell, assign, and deliver the whole or any part of the Collateral, as more fully described in the Intellectual Property Security Agreement. Following the occurrence of an Event of Default (after giving effect to any applicable notice and/or cure periods), the Buyer is empowered to collect or cause

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to be collected or otherwise to be converted into money all or any part of the Collateral, by suit or otherwise, and to surrender, compromise, release, renew, extend, exchange or substitute any item of the Collateral in transactions with Seller or any third party, irrespective of any assignment thereof by Seller, and without prior notice to or consent of Seller or any assignee.
          8.4 Costs. Seller shall pay all expenses of any nature, whether incurred in or out of court, and whether incurred before or after the Note shall become due at its maturity date or otherwise (including, but not limited to, reasonable attorneys’ fees and costs) which the Buyer may deem reasonably necessary or proper in connection with the collection of any of the Obligations or the administration, supervision, preservation, protection of (including, but not limited to, the maintenance of adequate insurance) or the realization upon, any of the Collateral. The Buyer is authorized to pay at any time and from time to time any or all of such expenses, to add the amount of such payment to the amount of principal outstanding under the Note, and to charge interest thereon at the rate specified in the Note.
          8.5 Right of Offset. If and to the extent that an Event of Default exists under Section 7.1, Buyer may, at its election, withhold from Seller the amount of any milestone, royalty, expense reimbursement or other payment of any nature owing from Buyer to Seller under the License Agreement, the Merger Agreement (other than Merger Consideration, as such term is defined in the Merger Agreement, which in no circumstance shall be subject to any right of offset pursuant to this Section 8.5) or otherwise, up to an aggregate amount equal to the amount of the defaulted payment, and apply all amounts so withheld to the repayment of the outstanding Obligations hereunder. Upon such application, Buyer shall be deemed to have satisfied its obligation to pay the withheld amount to Seller in respect of the applicable milestone, royalty, expense reimbursement or other payment, and Buyer shall be deemed to have discharged outstanding Obligations in the amount so applied.
          8.6 Remedies Non-Exclusive. None of the rights, remedies, privileges or powers of the Buyer expressly provided for herein shall be exclusive, but each of them shall be cumulative with, and in addition to, every other right, remedy, privilege and power now or hereafter existing in favor of the Buyer, whether pursuant to the other Investment Documents, at law or in equity, by statute or otherwise.
     9. MISCELLANEOUS
          9.1 Non-Waiver. No course of dealing between the Buyer and any other party hereto or any failure or delay on the part of the Buyer in exercising any rights or remedies hereunder shall operate as a waiver of any rights or remedies of the Buyer under this or any other applicable instrument. No single or partial exercise of any rights or remedies hereunder shall operate as a waiver or preclude the exercise of any other rights or remedies hereunder.
          9.2 Security Interest Not Impaired. The security interest of the Buyer and its assigns shall not be impaired by the Buyer’s sale, hypothecation or re-hypothecation of a Note or any item of the Collateral, or by any indulgence, including, but not limited to: any renewal, extension, or modification which the Buyer may grant with respect to the Obligations or any part thereof; any surrender, compromise, release, renewal, extension, exchange, or substitution which the Buyer may grant with respect to the Collateral or any portion thereof; or any indulgence

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granted in respect of any endorser, guarantor or surety. The purchaser, assignee, transferee or pledgee of any of the Note, Collateral, any guaranty, or any other Investment Document (or any of them), sold, assigned, transferred, pledged or repledged shall forthwith become vested with, and entitled to exercise, all powers and rights given by this Agreement to the Buyer, as if said purchaser, assignee, transferee or pledgee were originally named in this Agreement in place of the Buyer.
          9.3 Notices. All notices or communications under this Agreement or the Note shall be provided via facsimile, postage prepaid mail, or delivered to the following addresses (or to such other address as shall at any time be designated by any party in writing to the other parties):

To the Buyer:	Clinical Data, Inc.
One Gateway Center, Suite 702
Newton, MA 02548
Attention: Chief Legal Officer

With a copy to:	Cooley Godward Kronish LLP
The Prudential Tower
800 Boylston Street, 46th Floor
Boston, MA 02199
Attention: Marc Recht, Esquire

To Seller:	Avalon Pharmaceuticals, Inc.
20358 Seneca Meadows Parkway,
Germantown, Maryland 20876
Attention: Chief Financial Officer

With a copy to:	Hogan & Hartson, L.L.P.
111 South Calvert Street, Suite 1600
Baltimore, Maryland 21202-6191
Attention: Michael J. Silver, Esquire
     Notices or communications under this Agreement or the Note may be provided via electronic mail, provided that a copy of such notice or communication shall be followed by facsimile, postage prepaid mail or other hard-copy delivery as set forth above. Rejection or other refusal to accept, or the inability to deliver because of a changed address of which no notice was given, shall not affect the effectiveness or the date of delivery for any notice sent in accordance with the foregoing provisions. Each such notice, request or other communication shall be deemed sufficiently given, served, sent and received for all purposes at such time as it is delivered to the addressee (with the return receipt, the delivery receipt, the affidavit of the messenger or the answer back being deemed conclusive (but not exclusive) evidence of such delivery) or at such time as delivery is refused by addressee upon presentation.
          9.4 Binding Agreement; Survival. This Agreement shall bind and inure to the benefit of the Buyer, Seller, and except as otherwise expressly provided to the contrary herein, each of their respective heirs, successors and assigns. This Agreement and the rights of

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the Buyer hereunder shall survive the closing of this Agreement in accordance with the terms of this Agreement.
          9.5 Entire Agreement; Integration Clause. This Agreement, the Exhibits hereto and the other Investment Documents set forth the entire agreements and understandings of the parties hereto with respect to this transaction, and any prior agreements are hereby merged herein and terminated.
          9.6 No Oral Modification or Waivers. The terms herein may not be modified or waived orally, but only by an instrument in writing signed by the party against which enforcement of the modification or waiver (as the case may be) is sought.
          9.7 Relationship of the Parties; Advice of Counsel. This Agreement provides for the making of an investment by the Buyer, in its capacity as an investor, to Seller, in its capacity as borrower, and for the payment of interest and repayment of principal by Seller to the Buyer. The provisions herein for compliance with financial covenants and delivery of financial statements are intended solely for the benefit of the Buyer to protect its interests as a lender in assuring payments of interest and repayment of principal, and nothing contained in this Agreement shall be construed as permitting or obligating the Buyer to act as a financial or business advisor or consultant to Seller, as permitting or obligating the Buyer to control Seller or to conduct Seller’s operations, as creating any fiduciary obligation on the part of the Buyer to Seller, or as creating any joint venture, agency or other relationship between the parties other than as explicitly and specifically stated in this Agreement. The Buyer is not (and shall not be construed as) a partner, joint venturer, alter-ego, manager, controlling person, operator or other business participant of any kind of Seller; neither the Buyer nor Seller intend that the Buyer assume such status, and, accordingly, the Buyer shall not be deemed responsible for (or a participant in) any acts or omissions of any of Seller or any of its officers, directors, managers or members. Seller represents and warrants to the Buyer that it has had, or has had the opportunity to seek, the advice of experienced counsel of its own choosing in connection with the negotiation and execution of this Agreement and with respect to all matters contained herein.
          9.8 Controlling Law; Venue, etc.
                    9.8.1 Controlling Law. This Agreement and each of the other Investment Documents shall be governed by, and interpreted and construed in accordance with, the internal laws of the State of New York (without regard to its conflicts of law principles).
                    9.8.2 Venue. Venue for the adjudication of any claim or dispute arising out of this Agreement or any of the other Investment Documents shall be proper only in the state or federal courts resident in the Boston, Massachusetts, and all parties to this Agreement and the other Investment Documents hereby consent to such venue and agree that it shall not be inconvenient and not subject to review by any court other than such courts in Massachusetts.
                    9.8.3 Personal Jurisdiction, etc. The parties hereto intend and agree that the courts of the jurisdictions in which either party is formed and in which either party conducts its business should afford full faith and credit to any judgment rendered by a court of the Commonwealth of Massachusetts against such parties, under this Agreement and the other

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Investment Documents, and each party intends and agrees that such courts should hold that the Massachusetts courts have jurisdiction to enter a valid, in personam judgment against such party.
                    9.8.4 Personal Service. Seller and the Buyer agree that service of any summons and complaint, and other process which may be served in any suit, action or other proceeding, may be made by mailing via U.S. certified or registered mail or by hand-delivering a copy of such process to Seller or the Buyer (as applicable) at its address specified above.
                    9.8.5 Reliance. The parties hereto each all expressly acknowledge and agree that the provisions of this section are reasonable and made for the express benefit of the parties.
          9.9 Waiver of Trial by Jury. Each party to this Agreement agrees that any suit, action or proceeding, whether claim, defense or counterclaim, brought or instituted by any party hereto or any successor or assign of any party on or with respect to this Agreement or any other Investment Document or which in any way relates, directly or indirectly, to the Note or any event, transaction or occurrence arising out of or in any way connected with this Agreement, the other Investment Documents or the dealings of the parties with respect thereto, shall be tried only by a court and not by a jury. EACH PARTY HEREBY EXPRESSLY WAIVES ANY RIGHT TO A TRIAL BY JURY IN ANY SUCH SUIT, ACTION OR PROCEEDING, AND ACKNOWLEDGES THAT THIS IS A WAIVER OF A LEGAL RIGHT AND THAT IT MAKES THIS WAIVER VOLUNTARILY AND KNOWINGLY AFTER CONSULTATION WITH, OR THE OPPORTUNITY TO CONSULT WITH, COUNSEL OF ITS CHOICE.
          9.10 [Reserved].
          9.11 Independent Covenant to Make Payments. The payment and performance by Seller of all of the Obligations shall be absolute and unconditional, irrespective of any defense or any rights of set-off, recoupment or counterclaim Seller might otherwise have against the Buyer, and Seller shall pay and perform all of the Obligations, free of any deductions and without abatement, diminution, recoupment, counterclaim or set-off. Until payment in full of all of the Obligations, Seller shall: (a) not suspend or discontinue any payments required pursuant to the Note, this Agreement or any other Investment Documents; and (b) perform and observe all of the other terms and provisions of all of the Investment Documents.
          9.12 Notice of Claim. To allow the Buyer to mitigate any alleged breach of this Agreement, the other Investment Documents, or the Buyer’s other duties to Seller, Seller hereby agrees to give the Buyer prior written notice of any claim or defense it has against the Buyer, whether in tort, contract or otherwise, relating to any act or omission by the Buyer under this Agreement, the other Investment Documents or the transactions related thereto, or of any defense to the payment or performance of any of the Obligations for any reason; provided that the failure of Seller to provide any such notice required under this Section 9.12 shall not constitute an event of default hereunder or a waiver of any such claim or defense.
          9.13 Headings. The headings of the paragraphs and sub-paragraphs of this Agreement and the other Investment Documents are inserted for convenience only and shall not be deemed to constitute a part of this Agreement or the other Investment Documents.

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          9.14 Severability. To the extent any provision herein violates any applicable law, that provision shall be considered void and the balance of this Agreement shall remain unchanged and in full force and effect.
          9.15 Counterparts. This Agreement may be executed in as many counterpart copies as may be required. It shall not be necessary that the signature of, or on behalf of, each party appear on each counterpart, but it shall be sufficient that the signature of, or on behalf of, each party appear on one or more of the counterparts. All counterparts shall collectively constitute a single agreement. It shall not be necessary in any proof of this Agreement to produce or account for more than a number of counterparts containing the respective signatures of, or on behalf of, all of the parties.
          9.16 Successors and Assigns. This Agreement shall bind and inure to the benefit of the respective successors and permitted assigns of each of the parties, provided, however, that neither this Agreement nor any rights hereunder may be assigned by Seller without the prior written consent of the Buyer, which consent may be granted or withheld in the Buyer’s sole discretion. Subject to the registration requirements of the Securities Act or any applicable state securities laws, the Buyer shall have the right to sell, transfer or, negotiate the Note and the Buyer’s rights and benefits hereunder, and to grant participations in all or any part of, or any interest in, the Note and the Buyer’s rights and benefits hereunder.
          9.17 Reapportioning the Indebtedness. The Buyer, in its sole discretion, shall have the right to replace any or all of the Note with new Notes, in each case for the purpose of reapportioning the Indebtedness among the Note, and Seller agrees to execute and deliver to the Buyer, not less than five business (5) days after the Buyer’s delivery of same to Seller, such replacement Notes, and such other agreements, instruments and documents as are reasonably necessary or appropriate to reflect any reapportioning as described above in this Section 9.17.
          9.18 Confidentiality. The Buyer agrees to take normal and reasonable precautions and exercise due care to maintain the confidentiality of all information identified as “confidential” or “secret” by Seller and provided to the Buyer by Seller, or on Seller’s behalf, under this Agreement or the Investment Documents, and the Buyer shall not use any such information other than in connection with or in enforcement of this Agreement, the Investment Documents and the other documents related to any of the foregoing; except to the extent such information (a) was or becomes generally available to the public other than as a result of disclosure by the Buyer, or (b) was or becomes available on a non-confidential basis from a source other than Seller, provided that such source is not bound by a confidentiality agreement with Seller known to the Buyer; provided, however, that the Buyer may disclose such information (1) at the request or pursuant to any requirement of any Governmental Authority to which the Buyer is subject or in connection with an examination of the Buyer by any such authority; (2) pursuant to subpoena or other court process; (3) when required to do so in accordance with the provisions of any Applicable Law; (4) to the extent reasonably required in connection with any litigation or proceeding to which the Buyer’s Affiliates may be party; (5) to the extent reasonably required in connection with the exercise of any remedy hereunder or under the Investment Documents; (6) to the Buyer’s independent auditors and other professional advisors; (7) to any participant or assignee, actual or potential, provided that such Person agrees

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in writing to keep such information confidential to the same extent required of the Buyer hereunder; and (8) to its Affiliates.
[signature page follows]

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     In Witness Whereof, the undersigned have executed and delivered this Agreement as of the day and year first above written.

(SEAL)	Seller:

Avalon Pharmaceuticals, Inc.

	By:	/s/ Kenneth C. Carter

Name: Kenneth C. Carter
Title: President and Chief Executive Officer

Buyer:

Clinical Data, Inc.

	By:	/s/ Caesar J. Belbel

Name: Caesar J. Belbel
Title: Executive Vice President, Chief Legal Officer and Secretary

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